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                                                                   EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the captions "Summary," "Experts" and "Conditions" in the Proxy Statement of Eastern Environmental Services, Inc. that is made part of the Registration Statement (Form S-4) and Prospectus of Waste Management, Inc. for the registration of 25,155,000 shares of common stock and to the incorporation by reference therein of our reports dated:

  (i) June 19, 1997 with respect to the combined financial statements of Waste Services, Inc. and Affiliates, included in the Eastern Environmental Services, Inc. Current Report on Form 8-K dated May 12, 1997 (as amended July 11, 1997 and July 25, 1997 on Form 8-K/A);

  (ii) September 12, 1997 with respect to the financial statements of Pappy, Inc. included in the Eastern Environmental Services, Inc. Current Report on Form 8-K dated August 15, 1997 (as amended October 10, 1997 on Form 8-K/A);

  (iii) December 12, 1997 with respect to the consolidated financial statements of Pine Grove, Inc. included in the Eastern Environmental Services, Inc. Current Report on Form 8-K dated December 1, 1997 (as amended February 17, 1998 on Form 8-K/A); and

  (iv) September 16, 1998 with respect to the consolidated financial statements of Eastern Environmental Services, Inc. included in the Eastern Environmental Services, Inc. Current Report on Form 8-K dated September 22, 1998.

all filed with the Securities Exchange Commission.

                                          /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
September 24, 1998